Exhibit 99.1

Contact: China XD Plastics Company Ltd. Mr. Kirby Zhao, US Representative Phone: +1-212-747-1118 (New York) Mr. Allan Lao, IR Director Phone: +86-451-84346600 (China) Email: xdtfx@hotmail.com	CCG Investor Relations Inc. Mr. Crocker Coulson, President Phone: +1-646-213-1915 (New York) Mr. Ed Job, CFA Phone: +1-646-213-1914 (New York) Email:ed.job@ccgir.com Website: www.ccgirasia.com

China XD Plastics Completes Reverse Stock Split, Adopts New Ticker Symbol

Harbin, PRC – February 5, 2009 – China XD Plastics Company Ltd. (“China XD Plastics” or the “Company”), (OTC Bulletin Board: NBTE), today announced a 1-for-124.1 reverse split of its Common Stock that will take effect with the opening of the stock market on February 6, 2009 and its trading symbol will change to “CXDC” on the OTC Bulletin Board from “NBTE”

“We are delighted to complete this reverse stock split, which is an important step to positioning China XD Plastics for an upgrade to a major stock exchange,” said Mr. Jie Han, Chief Executive Officer of China XD Plastics. “Our modified plastics business targeted at the automotive industry in China enjoys strong fundamentals and a positive outlook, and we believe that an upgrade to a senior exchange will provide a superior platform to create sustainable value to our shareholders.”

For the first nine months of 2008 China XD Plastics’ revenue was up 177.6% to $55.8 million with gross profit margin of 25%, compared to revenue of $20.1 million with gross profit margin of 20.7% during the first nine months of 2007. Net income for the nine months of 2008 was $11.4 million, up from 3.7 million in the same period in 2007. Currently the China XD plans to increase the annual production capacity from 40,000 tons to 100,000 tons through the acquisition of an additional 19 production lines by the end of 2009.

About China XD Plastics Company Ltd.

China XD Plastics Company Ltd., through its wholly owned subsidiary Harbin Xinda Macromolecule Material develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company’s specialized plastics are used in the exterior and interior trim and in the functional components of more than 30 automobile brands manufactured in China including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly owned research institute is dedicated to the research and development of modified plastics and benefits from technology collaboration with well-know scientists from leading Universities in China. At present, Xinda manufactures approximately 145 types of automobile-specific modified plastic products, 117 of which have been certified for use by one or more of the automobile manufacturers in China.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company’s ability to raise additional capital to finance the company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the company’s operating results and financial condition; the company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.